Exhibit 99.1

Comstock Homebuilding Companies, Inc. Announces Restructuring of $13.5 Million Penderbrook Debt

RESTON, Va., Jan. 29, 2009 (GLOBE NEWSWIRE) — Comstock Homebuilding Companies, Inc. (the “Company” or “Comstock”) and Comstock Penderbrook, L.C., a wholly owned subsidiary of the Company, today announced that they have entered into a forbearance agreement with Guggenheim Corporate Funding with respect to the $13.5 million outstanding under the Company’s secured Penderbrook project loan. The Company had previously reported receiving a notice of default from Guggenheim on August 22, 2008.

In connection with the forbearance agreement the original maturity date of the loan was extended from February 22, 2010 to March 6, 2011. The terms of the forbearance agreement provide for additional incremental extensions until March 6, 2012 provided certain unit delivery requirement thresholds are met. Under the terms of the forbearance agreement the interest rate in effect for each calendar year will be determined on the last day of the year, retroactively for the year, based upon the cumulative unit settlements during the year. The interest rate will start to step down from a high of LIBOR + 1400 bps to a floor of LIBOR + 400 bps each year based on a range of seven to twenty unit settlements occurring in 2009 and a range of sixteen to twenty-six unit settlements in 2010. Prior to the execution of the forbearance agreement the interest rate spread on the loan was fixed at 600 bps over LIBOR. In addition, the forbearance agreement provides Comstock a one-time option to retire the note prior to May 26, 2009 at a discount of between 9% and 16% based upon when the option is exercised.

“This debt restructuring is in keeping with our previously announced plans to restructure a significant portion of our debts in recognition of difficult market conditions,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “Since announcing in early 2008 our intent to focus on restructuring our debts we have been successful in restructuring over $142 million of debt. We believe that the arrangement we have reached with the lender at Penderbrook is particularly important because it allows for both the orderly completion of the project and the recovery of the significant amount of capital we have invested in the project. The substantial reduction in sales pace requirements incorporated into the forbearance agreement as compared to the requirements of the original loan provides an opportunity to operate the property substantially as a rental community while waiting for market conditions to stabilize and improve. We believe this is crucial to our efforts to preserve the value of the units we still hold in the community as well as the units previously delivered to our customers.”

“Regarding our efforts to stabilize the financial condition of Comstock, our actual outstanding debt at December 31, 2008 was approximately $98 million which represents a reduction of $73 million from year end 2007,” Clemente continued. “In addition to reducing debt we significantly reduced overhead costs across the board including a reduction of overall compensation costs of more than 50% during 2008. To that end we will not be paying cash or stock bonuses in connection with 2008 results. Further, in an effort to align executive compensation with market realities, we have reduced planned executive compensation for 2009 as well. During 2009 we will remain focused on our goals of preserving and enhancing our liquidity, reducing costs, rebuilding backlog, generating cash flow and positioning Comstock for a return to profitability when the housing market recovers. We remain committed to achieving our goal of restoring shareholder value.”

The Company also announced the following additional developments:

*	The bankruptcy filing of the Company’s Mathis Partners, LLC subsidiary in Atlanta has been dismissed. At this time Mathis Partners has retained ownership of its sole asset, the Gates at Luberon property in Forsyth County, Georgia. Haven Trust Bank of Georgia, the lender to Mathis Partners related to the Gates at Luberon project was closed by the Federal Deposit Insurance Corporation in December 2008. The loan is now owned by the FDIC. The Company is awaiting information from the FDIC regarding its intended handling of the loan.

*

Comstock received a notice from the Nasdaq of its determination to extend its suspension of the bid price and market value of publicly held shares requirements. Enforcement of these rules is now scheduled to resume on Monday, April 20, 2009. As such, Comstock’s delisting has been suspended until on or about July 27, 2009 unless either the Company regains compliance with the bid-

price requirements or Nasdaq extends its enforcement suspension further.

*	Comstock Potomac Yard, LC, a wholly owned subsidiary of the company and developer of the Company’s Eclipse at Potomac Yard project, has filed a $13.8 million civil lawsuit against its general contractor, Balfour Beatty Construction (formerly Centex Construction). The lawsuit alleges, among other things, both that Balfour Beatty breached its contractual obligations on multiple occasions resulting in costly delays and that Balfour Beatty left significant warranty claims unaddressed. The trial is expected to occur in late 2009.

Cautionary Statement

This release may contain “forward-looking” statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s Form 10-K as filed with the Securities and Exchange Commission on March 24, 2008. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.